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                             MEMORANDUM OF AGREEMENT

Date: July 7, 1999
Parties:           SMA Video, Inc., a New York corporation
                   100 Avenue of the Americas
                   New York, New York 100 13 ("SMA")

                   Post Force Inc., a California corporation
                   24307 Magic Mountain Parkway, Suite 284
                   Valencia, California 91355 ("Post Force")

                   Patrick Griffith
                   24307 Magic Mountain Parkway, Suite 284
                   Valencia, California 91355 ("Patrick")

Agreement:

1. SMA has retained Post Force to design, construct, equip and implement the operation of an audio post-production facility at SMA's offices (the "Project"). Post Force has agreed to assign Patrick to the Project on a full time basis.

2. Post Force shall perform the following services:
o  Complex Research and Design;
o  Project Supervision;
o  Architectural Supervision and Implementation;
o  Engineering Supervision and Implementation;
o  Equipment Proposal and Cost;
o  Budget for Complete Project Implementation;
o  Propose a Schedule of Complete Project Implementation;
o  Construction and Specification Checks;
o  Sales and Marketing Research to aid in Design of Complex.

3. The Project is to commence July 15, 1999 and continue diligently until completion, estimated to occur on or about May 15, 2000.

4. SMA shall pay to Post Force $2,500.00 per week, in advance, on the first and fifteenth day of each month beginning July 15, 1999 until completion, estimated to occur on or about May 15, 2000. In addition, SMA shall pay directly all expenses for first class air travel, lodging, meals and ground transportation incurred by Post Force in relation to the Project. All other Project related expenses shall be reimbursed on the next following first or fifteenth day of the month after presentation of receipts for such expenses. Post Force shall not incur any single expense in excess of $500.00, or aggregate expenses in excess of $10,000. 00, without the prior written consent of SMA.

SMA shall supply Post Force with a Powerbook 1999 400 MHZ G3 computer and accessories to Post Force's specifications, shipped to the Post Force address shown above by overnight delivery service within two (2) weeks after the date of this agreement. After delivery of the computer, 1/200' of the cost thereof shall be deducted from the weekly payments to be made to Post Force until the cost of the computer has been fully reimbursed to SMA. Post Force will retain ownership of this computer equipment after full reimbursement.


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5. It is the intention of the parties, and it is of the essence of this agreement, that (a) Patrick shall personally perform each of the obligations of Post Force under this agreement and (b) upon completion of the Project, Patrick shall resign from Post Force and commence full time employment with SMA as Director of the audio post-production facility at a salary of $2,500.00 per week plus commissions and benefits in line with standard industry and SMA practices, pursuant to an employment agreement to be executed by the SMA and Patrick, which will provide for a term of not less than two (2) years.

6. This memorandum is intended to incorporate all of the agreements and understandings between the parties with respect to the Project and there are no other agreements or understandings which are not set forth herein. This agreement is to be governed by the laws of the State of New York, and in the event of a dispute under this agreement, same shall be resolved by arbitration pursuant to the rules of the American Arbitration Association, at its offices in the City and State of New York.

SMA Video, Inc.                          Post Force Inc.

By: /s/ Michael Morrissey                By: /s/ Patrick Griffith
Michael Morrissey, President             Patrick Griffith, President

                                         /s/ Patrick Griffith
                                         Patrick Griffith